Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Corp. Names David Rupp to Head Consumer Services;

Candice Bagby Retiring after 38-year Career

BIRMINGHAM, Ala. – (BUSINESS WIRE) – May 5, 2008 – Regions Financial Corp. (NYSE: RF) announced today that David H. Rupp will join the company on May 19 as senior executive vice president and head of Consumer Services. Rupp, who had been the Sales, Service and Execution executive for Bank of America’s global consumer and small business bank, will lead Regions’ consumer banking and mortgage lines of business, its largest business segment by revenue. He will also be a member of Regions’ Executive Council, its highest level management committee, and report to Chairman, President, and CEO Dowd Ritter. Rupp succeeds Candice Bagby, who is retiring after a 38-year banking career. Bagby will remain with the company through a transition period.

At Bank of America, Rupp, 44, led the home equity business, which generated $85 billion in originations annually, and previously had been chief financial officer for consumer real estate. Rupp has also worked for Wachovia Bank as controller for consumer products and structured products. He began his career in public accounting at Deloitte & Touche and holds a degree in accounting from Wake Forest University.

“David has the talent and commitment to help us grow our successful retail franchise while continuing to improve the customer experience and increase customer satisfaction,” said Ritter. “His experience spans finance and operations, but ultimately is centered on executing sales and service consistently across the company. With his large-scale bank experience, which complements our solid consumer banking organization, David has the right skill set to increase revenue and achieve the long-term strategic goals of this unit. David is the ideal candidate to lead this organization and we are delighted that he is joining the Regions management team.”

Ritter continued, “Candi Bagby has been integral to the growth and success of this company, and the team she leaves for David is a testament to her commitment to Regions. On behalf of everyone at Regions, I thank her for her service and dedication and wish her all the best in her retirement.”

“I am pleased and excited to join the Regions team. I’m looking forward to working with associates across Consumer Services and the entire organization to make a great company even better,” Rupp said.

Bagby, who has served Regions and AmSouth Bancorporation since 1994, has led the bank’s largest line of business since its merger with AmSouth in 2006. She is a past chairman and current board member of the Consumer Bankers Association and a current board member of the Bank Administration Institute.

Bagby said “David will find enormous talent and tremendous capabilities across the consumer organization. It has been my privilege to be a part of this company and its growth, and working with our terrific associates has been the greatest joy of my career. I’m proud of this team and what they’ve been able to achieve for this company, our customers and our shareholders.”

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 1,900 banking offices and nearly 2,500 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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